Exhibit 10.1

PANACOS PHARMACEUTICALS, INC.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

The Board of Directors of Panacos Pharmaceuticals, Inc. (the “Company”) has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective February 14, 2006, and amended and restated July 27, 2006, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive as compensation for his or her services stock option grants and cash compensation, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who (a) is not an employee of the Company or any Affiliate and (b) does not receive compensation as a consultant to the Company or any Affiliate (each, an “Outside Director”). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

Option Grant Upon Initial Appointment or Election as a Director

Each new Outside Director, other than the Lead Director, on the date of his or her initial appointment or election to the Board of Directors, shall be granted a non-qualified stock option to purchase 25,000 shares of the Company’s common stock and the Lead Director shall be granted a non-qualified stock option to purchase 30,000 shares of the Company’s common stock under the Company’s 2005 Supplemental Equity Compensation Plan (the “Stock Plan”), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. Such option shall vest 25% per year over four years beginning on the anniversary date of the date of grant of the option, provided such Outside Director continues to serve as a member of the Board of Directors.

Annual Option Grant

Each Outside Director shall be granted at the first meeting of the Board of Directors for the calendar year, a non-qualified stock option to purchase 15,000 shares of the Company’s common stock under the Stock Plan subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. As soon as practicable following the appointment of a non-executive Chairman of the Board of Directors, and annually thereafter, as long as that individual remains as Chairman, at the first meeting of the Board of Directors for the calendar year, the Chairman shall be granted a non-qualified stock option to purchase an additional 10,000 shares of the Company’s common stock under the Stock Plan subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. Both the Outside Director options and Chairman’s additional options will vest in full on the first anniversary of the date of grant of the option, provided such Outside Director continues to serve as a member of the Board of Directors.

Exercise Price and Term of Options

Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Stock Plan) of the common stock of the Company on the date of grant of the option, have a term of ten years and shall be subject to the terms and conditions of the Stock Plan. Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

Early Termination of Options Upon Termination of Service

If an Outside Director:

a.	ceases to be a member of the Board of Directors for any reason other than death or disability, any then vested and unexercised options granted to such Outside Director may be exercised by the director within a period of three months after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option; or

b.	ceases to be a member of the Board of Directors by reason of his or her death or disability, any then vested and unexercised options granted to such director may be exercised by the director (or by the director’s personal representative, or the director’s survivors) within a period of one year after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option.

Quarterly Retainer

Each Outside Director shall be compensated on a quarterly basis for providing services to the Company. Each Outside Director shall receive a quarterly retainer (the “Quarterly Retainer”) of $3,750, provided however, that a non-Executive Chairman shall receive an additional $5,000 per quarter, a Lead Director shall receive an additional $2,500 per quarter, the Chairman of the Audit Committee shall receive an additional $1,500 per quarter, and the Chairmen of the Compensation and Nominating Committees shall each receive an additional $750 per quarter.

Meeting Fee

Each Outside Director shall receive a fee of $2,000 for each meeting of the Board of Directors attended in person or $1,500 for each such meeting attended via teleconference.

Each Outside Director shall also receive a fee of $1,500 for each meeting of the Audit Committee attended in person or $1,250 for each such meeting attended via teleconference, provided however, that the Committee meeting is on a day other than a day of a live meeting of the Board of Directors.

Each Outside Director shall also receive a fee of $1,000 for each meeting of the Compensation or Nominating Committee attended in person or via teleconference, provided however, that the Committee meeting is on a day other than a day of a live meeting of the Board of Directors.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

Amendments

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.